Exhibit 5.1

Our ref	RJT/302152/326599/v1

Your ref

Baidu.com, Inc.	Direct:	+852 2971 3007
12/F Ideal International Plaza,	Mobile:	+852 9020 8007
No. 58 West-North 4th Ring,	E-mail:	richard.thorp@maplesandcalder.com
Beijing 100080,
People’s Republic of China

August 4, 2005

Dear Sirs:

Baidu.com, Inc.

We have acted as Cayman Islands legal advisers to Baidu.com, Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed on July 12, 2005 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date (Registration No. 333-126534), relating to the offering by the Company and the sale by the selling shareholders (the “Selling Shareholders”) of certain American Depositary Shares, each of which represents one of the Company’s Class A ordinary shares of par value US$0.00005 each (the “Ordinary Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1 DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the Certificate of Incorporation dated 18 January 2000, the Memorandum and Articles of Association of the Company as filed with the Registrar in Cayman and the form of Amended and Restated Memorandum and Articles of Association of the Company adopted with immediate effect from the closing of the initial public offering of the Company’s American Depositary Shares representing its Class A ordinary shares in the U.S. (the “IPO Closing”) by special resolution (together the “Memorandum and Articles of Association”);

1.2	the register of members of the Company;

1.3	the written resolutions of the board of Directors dated July 1, 2005;

1.4	the written resolutions of the shareholders of the Company dated August 1, 2005;

1.5	a certificate from a Director of the Company addressed to this firm dated August 1, 2005, a copy of which is attached hereto (the “Director’s Certificate”); and

1.6	The Registration Statement.

2 ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	The genuineness of all signatures and seals.

(iii)	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3 OPINION

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, with effect on the IPO Closing, and following the automatic conversion of all the Preferred Shares in issue into Ordinary Shares, will be US$43,520 divided into 825,000,000 Class A Ordinary Shares of par value US$0.00005 each, 35,400,000 Class B ordinary shares of par value of US$0.00005 each, and 10,000,000 preferred shares of par value of US$0.00005 each.

3.3	The issue and allotment of the Ordinary Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

3.4	Ordinary Shares to be sold by the Selling Shareholders have been legally and validly issued and are fully paid and non-assessable.

4 QUALIFICATIONS

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ MAPLES and CALDER

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